                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              Quokka Sports, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (6)  Amount Previously Paid:

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     (7)  Form, Schedule or Registration Statement No.:

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     (8)  Filing Party:

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     (9)  Date Filed:

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

                              QUOKKA SPORTS, INC.
                               525 BRANNAN STREET
                        SAN FRANCISCO, CALIFORNIA 94107
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 12, 2001

To The Stockholders Of Quokka Sports, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quokka Sports, Inc., a Delaware corporation (the "Company"), will be held on Thursday, April 12, 2001 at 9:00 a.m. local time at the Company's corporate headquarters located at 525 Brannan Street, San Francisco, CA 94107 for the following purposes:

     1. To elect one director to hold office until the 2004 Annual Meeting of Stockholders.

     2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a stock combination (reverse stock split) pursuant to which every 50 shares of outstanding common stock would be reclassified into one share of common stock.

     3. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to decrease the authorized number of shares of common stock from 250,000,000 to 10,000,000 shares.

     4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 9, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Paul Startz

                                          Paul Startz
                                          Secretary

San Francisco, California
March 22, 2001

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                              QUOKKA SPORTS, INC.
                               525 BRANNAN STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 12, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Quokka Sports, Inc., a Delaware corporation ("Quokka" or the "Company"), for use at the Annual Meeting of Stockholders to be held on April 12, 2001, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's corporate headquarters at 525 Brannan Street, San Francisco, CA 94107. The Company intends to mail this proxy statement and accompanying proxy card on or about March 22, 2001, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of common stock at the close of business on March 9, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 9, 2001 the Company had outstanding and entitled to vote 84,117,542 shares of common stock.

     Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

VOTING VIA THE INTERNET OR BY TELEPHONE

  For Shares Registered in the Name of a Broker or Bank

     Our transfer agent and a number of brokers and banks are offering telephone and Internet voting options. Please refer to the voting form you received for instruction on how you may vote your shares telephonically by calling the telephone number shown on the voting form or via the Internet at the Web site shown on the voting form.

  General Information for All Shares Voted Via the Internet or By Telephone

     Votes submitted via the Internet or by telephone must be received by 12:00 a.m., midnight, Eastern Standard Time on April 10, 2001. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

     THE TELEPHONE AND INTERNET VOTING PROCEDURES ARE DESIGNED TO AUTHENTICATE STOCKHOLDERS' IDENTITIES, TO ALLOW STOCKHOLDERS TO GIVE THEIR VOTING INSTRUCTIONS AND TO CONFIRM THAT STOCKHOLDERS' INSTRUCTIONS HAVE BEEN RECORDED PROPERLY. STOCKHOLDERS VOTING VIA THE INTERNET SHOULD UNDERSTAND THAT THERE MAY BE COSTS ASSOCIATED WITH ELECTRONIC ACCESS, SUCH AS USAGE CHARGES FROM INTERNET ACCESS PROVIDERS AND TELEPHONE COMPANIES, THAT MUST BE BORNE BY THE STOCKHOLDER.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 525 Brannan Street, San Francisco, CA, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 22, 2001. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of seven members. There is one director in the class whose term of office expires in 2001. The nominee for election to this class is currently a director of the Company who was previously elected by the Board of Directors prior to the Company's initial public offering. If elected at the Annual Meeting, the nominee would serve until the 2004 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

     Set forth below is biographical information for the person nominated whose term of office as a director will continue after the Annual Meeting, with his age shown as of March 1, 2001.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING

     Walter W. Bregman, age 67, became a director of Quokka in October 1997. From January 1988 to the present, Mr. Bregman has served as Chairman and Joint Chief Executive Officer of S&B Enterprises, a marketing and consulting company. In 1985, Mr. Bregman co-founded Cormorant Beach Club in St. Croix USVI and served as its Chief Executive Officer and Manager from 1985 to 1987. Prior to that time, Mr. Bregman was President of International Playtex, Inc. a manufacturer of intimate apparel, toiletries, pantyhose and baby nursers. Before joining International Playtex, Inc., Mr. Bregman served as Vice President of Marketing and Advertising for E&J Gallo Winery and as President of NCK, Inc., a worldwide advertising agency. Mr. Bregman holds an A.B. in English Literature from Harvard College.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

     Richard H. Williams, age 57, has served as a director since August 1996, when the Company incorporated in Delaware under the name Quokka Productions, Inc. Since October 2000, Mr. Williams has served as our Vice Chairman of the Board. From April 1997 to October 2000, Mr. Williams served as the Company's Chairman of the Board. From December 1993 to February 1996, Mr. Williams was President and Chief Executive Officer of Illustra Information Technologies, Inc. In February 1996, Illustra Information Technologies, Inc. was acquired by Informix Software, Inc., where Mr. Williams served as Senior Vice President until August 1996. From October 1991 to May 1992, Mr. Williams was Executive Vice President of Sales for Novell, Inc., and General Manager of that company's Digital Research Systems Group. Prior to that time, Mr. Williams served as President and Chief Executive Officer of Digital Research, Inc. Before joining Digital Research, Inc., Mr. Williams was employed by IBM for twenty-two years, where he served as Vice President of Plans, Controls and Product Management for the General Products Division from May 1984 to December 1986. Mr. Williams holds a B.S. in Mathematics from the University of North Dakota and conducted graduate studies at the University of Minnesota in numerical analysis and statistics.

     Barry M. Weinman, age 61, became a director of Quokka in December 1997. From May 1993 to the present, Mr. Weinman has been a General Partner at Media Technology Ventures/AVI Management and has been making high tech venture capital investments in Silicon Valley since 1980. AVI Management and Allegis Capital (Media Technology Ventures family of funds), had approximately $500 million under management as of December 31, 2000. Mr. Weinman is also on the boards of directors of Women.com Networks (Women's Wire), Be, Inc. and TalkCity, Inc. Mr. Weinman holds a B.S. in Industrial Engineering from Clarkson College of Technology and an M.A. in International Relations from the London School of Economics/University of Southern California.

     Frank A. Daniels, III, age 44, became a director of Quokka in November 2000. Mr. Daniels served as the Chairman and Chief Executive Officer of Total Sports, Inc. from March 1997 until its merger into Quokka in November 2000. From 1990 to 1995, Mr. Daniels served as Vice President, Executive Editor and Director of the daily newspaper The News and Observer in Raleigh, North Carolina. From August 1995 to August 1996, Mr. Daniels served as President and Publisher of Nando.net, an integrated digital publishing and internet services company. In January 1996, Mr. Daniels founded KOZ inc., the predecessor company of Total Sports, a builder of community and group publishing systems. Mr. Daniels currently serves on the board of Cadmus Communications Co.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

     Alan S. Ramadan, age 42, has served as a director since August 1996, when the Company incorporated in Delaware under the name Quokka Productions, Inc. and has served as Chairman of the Board since October 2000. From August 1996 until October 2000, Mr. Ramadan served as the President and Chief Executive Officer of the Company. Additionally, Mr. Ramadan served as Managing Director of the Company from 1990 to August 1996, during which period the Company was known as Ozware Developments Unit Trust and operated in Australia. In January 1993, Mr. Ramadan joined Fluid Thinking, Pty. Ltd. in Melbourne, Australia as that company's Chief Executive Officer until June 1995. As Chief Executive Officer of Fluid Thinking, Pty. Ltd., Mr. Ramadan was responsible for drawing together a team of specialists that, together with the Technology Foundation, developed key technology used by oneAustralia in the America's Cup challenge. Mr. Ramadan also founded Best Knowledge Systems, a consulting company, and worked as a research scientist at BHP Steel and as a computer scientist at Monash University in Melbourne, Australia. Mr. Ramadan holds a B.Sc. in Computer Science and Applied Mathematics from Monash University and is a 1995 graduate of the Stanford Business School's Executive Program for Growing Companies.

     John Bertrand A.M., age 54, has served as a director since August 1996 when the Company incorporated in Delaware under the name Quokka Productions, Inc. From April 1997 to October 2000, Mr. Bertrand served as the Company's Vice Chairman of the Board. From June 1993 to the present, Mr. Bertrand has been the Chairman of the Southern Cross Foundation, an Australian scholarship foundation for engineering and applied science students. Mr. Bertrand holds a B.S. in Mechanical Engineering from Monash University and a M.S. in Naval Architecture from M.I.T. During his twenty-nine year international sailing career, from 1970 to the present, Mr. Bertrand has represented Australia in five America's Cups and two Olympic Games. Mr. Bertrand won the America's Cup for Australia in September 1983 and is a life member of the Australia's Sports Hall of Fame as well as the International America's Cup Hall of Fame.

     Alvaro J. Saralegui, age 44, has served as the Company's President and Chief Executive Officer and as a director since October 2000. Mr. Saralegui joined Quokka in April 1999 and served as our Chief Operating Officer until October 2000. From March 1998 to April 1999, Mr. Saralegui was employed by the People Magazine Group where he initially served as Vice President of People Weekly until he was promoted to Group Publisher in January 1999. From September 1983 to March 1998, Mr. Saralegui was employed at Sports Illustrated, Inc., where he served as General Manager from November 1992 to March 1998. During his fifteen years at Sports Illustrated, Inc., Mr. Saralegui also served as that company's Business Manager, Director of Marketing and Sales Development and Advertising Sales Director. Mr. Saralegui holds a B.A. in History and Economics from Dartmouth and an M.B.A. from Columbia University.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2000 the Board of Directors held ten meetings and acted by unanimous written consent five times. The Board of Directors has an audit committee, a compensation committee and a nominating committee. The Board of Directors has also established a Single Person Non-Officer Stock Option Committee and a Two Person Non-Officer Stock Option Committee authorized to grant stock options to individuals below the level of senior vice president.

     The audit committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board of Directors the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the 2000 fiscal year, the audit committee was composed of two non-employee directors, Messrs. Shennan and Weinman, and met four times during the 2000 fiscal year. In February 2001, Mr. Shennan resigned as a member of the Board and the audit committee and Mr. Bregman was elected and appointed to the committee. All members of the Company's audit committee are independent (as independence is defined by Rule 4200(a)(15) of the NASD listing standards). By June 2001 the Board expects to appoint and elect an additional member to the committee to raise the committees membership to three directors. The additional member will not be independent. The audit committee has adopted a written audit committee charter that is attached hereto as Appendix A.

     The compensation committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. During the 2000 fiscal year, the compensation committee was composed of three non-employee directors: Messrs. Bregman, Shennan and Weinman. The compensation committee did not meet during the 2000 fiscal year. Compensation matters were discussed by the Board during 2000. In February 2001, Mr. Shennan resigned as a member of the Board and the compensation committee. Mr. Williams was appointed to the compensation committee to fill the vacancy left by Mr. Shennan's resignation.

     The sole member of the Single Person Non-Officer Stock Option Committee is authorized by the Board of Directors to approve the grant and acceleration of stock options under the Company's 1997 Equity Incentive Plan to individuals below the level of senior vice president, in accordance with guidelines established by the compensation committee. Until October 2000, Mr. Ramadan served as the sole member of this committee at which time the Board of Directors appointed Mr. Saralegui, the new president and chief executive officer, as Mr. Ramadan's replacement. During the fiscal year ended December 31, 2000, the Single Person Non-Officer Stock Option Committee acted by written consent 130 times. The two members of the Two Person Non-Officer Stock Option Committee are authorized by the Board of Directors to approve the grant of stock options under the Company's 1997 Equity Incentive Plan to individuals below the level of senior vice president outside the guidelines established by the compensation committee. Until October 2000, Messrs. Ramadan and Bertrand served as the two members of this committee, at which time the Board of Directors appointed Messrs. Saralegui and Williams to the committee, replacing Messrs. Ramadan and Bertrand. The two person committee did not take any action in 2000.

     The nominating committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. During the 2000 fiscal year, the nominating committee was composed of three non-employee directors:
Messrs. Williams, Bregman and Shennan. In February 2001, Mr. Shennan resigned as a member of the Board and the nominating committee. The nominating committee did not have any meetings nor did it act by unanimous consent during the 2000 fiscal year.

     During the fiscal year ended December 31, 2000, all current directors attended at least 75% of the aggregate of the meetings of the Board of Directors and committee meetings on which such director served in 2000.

                                   PROPOSAL 2

                        APPROVAL OF REVERSE STOCK SPLIT

BACKGROUND

     Our common stock is quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $4 million and our common stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally at least 400 persons must own at least 100 shares and our common stock must have a minimum bid price of at least $1.00 per share.

     Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may de-list our common stock from trading on the Nasdaq National Market. If a de-listing were to occur, and our common stock does not qualify for trading on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets and not as broad as the Nasdaq National Market.

     On February 1, 2001, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq's minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 90 calendar days ending May 2, 2001, our common stock would be de-listed at that time. In response to this notice, the Company proposes that a 1-for-50 reverse stock split be implemented for the purpose of increasing the market price of our common stock above the Nasdaq minimum bid requirement. In addition, the Company must maintain compliance with all requirements for continued listing on the Nasdaq National Market, including the $5 million market value of public float requirement and the $4 million net tangible assets requirement. At March 2, 2001, the market value of our public float was approximately $11.2 million, based on the closing bid price of $0.1562 on that date. Assuming no further issuances of stock, following the reverse split, the number of shares included in the public float would decrease from approximately 71,500,000 to approximately 1,430,000. Accordingly, our common stock would need to trade at or above approximately $3.50 after the reverse split in order to comply with the Nasdaq continued listing criteria. While the Company may issue additional shares in connection with the conversion of outstanding notes and warrants, there is no assurance that the Company will meet the public float requirement following the split.

     In addition to the minimum bid price requirement and the $5 million public float requirement, the Company's independent auditors are currently determining whether the Company meets the net tangible assets requirement for continued listing on the Nasdaq National Market. The reverse split will not affect the Company's net tangible assets amount and therefore will not put us in compliance with this listing maintenance standard if it is determined that we are not in compliance. If the Company is unable to meet the Nasdaq National Market requirements, the common stock may be transferred to the Nasdaq SmallCap Market. In order for our common stock to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we would be required to have net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $2 million or a market capitalization of at least $35 million or net income (in the latest fiscal year or two of the three last fiscal years) of at least $500,000 and our common stock must have a public float of at least $1 million. Additionally, at least 300 persons must own at least 100 shares, and our common stock must have a minimum bid price of at least $1.00 per share. If we were not able to meet these requirements for listing on the Nasdaq SmallCap Market, our common stock would trade in the "pink sheets." The Company currently may not have net tangible assets that are greater than $2 million, does not have a market capitalization of at least $35 million and does not have net income of at least $500,000. The reverse split will not affect the Company's net tangible assets or net income amounts, and the effect on the Company's market capitalization is unknown. While the reverse split is expected to cause the Company to be in compliance with the minimum bid price requirement, the Company's common stock may be de-listed for noncompliance with these other listing maintenance standards if the Company is determined to be not in compliance with these standards.

     The board of directors considered the potential harm to Quokka of a de-listing from Nasdaq, and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's minimum bid price listing standard. Accordingly, the board adopted resolutions, subject to approval by our stockholders, to amend our Amended and Restated Certificate of Incorporation to:
(i) effect a 1-for-50 stock combination (reverse stock split) of our outstanding shares of common stock and (ii) aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. The reverse split will not change the par value of common stock or preferred stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00.

PURPOSE AND MATERIAL EFFECTS OF PROPOSED REVERSE SPLIT

     One of the key requirements for continued listing on the Nasdaq National Market or SmallCap Market is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. We also believe that the higher share price could help generate interest in Quokka among investors. Furthermore, we believe that maintaining our Nasdaq National Market listing, if possible, may provide us with a broader market for our common stock.

     However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our common stock after the reverse split will rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split. There can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq National Market, including the minimum public float requirement. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. There can be no assurance that we will not be de-listed due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00.

     The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive.

     The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 84,117,542 shares as of March 9, 2001 to approximately 1,680,000 shares, (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, one-fiftieth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to 50 times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance in our 1997 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and our Employee Stock Purchase Plan will be reduced to one-fiftieth of the number of shares currently included in each such plan.

     The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to one-fiftieth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

     The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the aggregation and sale of fractional shares as described above. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

CERTAIN EFFECTS OF THE REVERSE SPLIT

     Stockholders should recognize that if the reverse split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by 50). While we expect that the reverse split will result in an increase in the market price of our common stock, there can be no assurance that the reverse split will increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of Quokka who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

PROCEDURE FOR EFFECTING REVERSE SPLIT AND EXCHANGE OF STOCK CERTIFICATES

     If the reverse split is approved by our stockholders, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse split will become effective on the date of filing the Certificate of Amendment, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

FRACTIONAL SHARES

     We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Instead we will aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse split shares not evenly divisible by 50 will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash from the proceeds from the sale of the aggregated fractional shares.

NO DISSENTER'S RIGHTS

     Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

     The following is a summary of important tax considerations of the reverse split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

     A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

     No gain or loss will be recognized by the Company as a result of the reverse stock split.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of the common stock will be required to approve this amendment to the Company's Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

      APPROVAL OF DECREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation to decrease the Company's authorized number of shares of common stock from 250,000,000 shares to 10,000,000 shares.

     The decrease in the authorized number of shares of common stock will prevent the reverse split, set forth in Proposal 2 above, from causing approximately 243,000,000 shares of our common stock from being neither issued nor outstanding nor reserved for issuance. While an increase in the number shares of common stock that are not issued or outstanding or reserved for issuance could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Quokka with another company), we are not aware of any current effort to accumulate our shares of common stock. The Board of Directors believes it is in the best interests of the Company to decrease the authorized number of shares of common stock of the Company in conjunction with the reverse split. Adoption of the proposed amendment to decrease the authorized number of shares of common stock would not affect the rights of the holders of currently outstanding common stock of the Company. Other than the proposed reverse split in Proposal 2 above, and this proposal to decrease the authorized number of shares of common stock, the Board does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of Quokka.

     If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment of the Company's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

     The affirmative vote of the holders of a majority of the shares of the common stock will be required to approve this amendment to the Company's Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since the fiscal year ending December 31, 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     In March 1998, KPMG LLP was dismissed and PricewaterhouseCoopers LLP replaced KPMG LLP as the Company's independent accountants. The selection of PricewaterhouseCoopers LLP as the Company's independent accountants was ratified by the Board of Directors in April 1998. During the fiscal years ending December 31, 1997 and 1998, the Company had no disagreement with its former accountants, KPMG LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. KPMG LLP did not issue a report on the Company's financial statements with respect to the years ended December 31, 1997 or 1998.

FEES BILLED TO THE COMPANY BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL YEAR 2000

  Audit Fees:

     Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $358,000.

  Financial Information Systems Design and Implementation Fees:

     The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

  All Other Fees:

     Fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax related services totaled $720,326.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's common stock as of March 2, 2001 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. Unless otherwise indicated, the address is Quokka Sports, Inc., 525 Brannan Street, San Francisco, CA 94107.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                              NUMBER OF     PERCENT OF
                      BENEFICIAL OWNER                          SHARES        TOTAL
                      ----------------                        ----------    ----------
Entities associated with General Electric(2)................   9,335,397       9.99%
  120 Long Ridge Road
  Stamford, CT 06927
Cranshire Capital, L.P.(3)..................................   8,740,177       9.99%
  666 Dundee Road, Suite 1901
  Northbrook, IL 60062
Advantage Fund II Ltd.(4)...................................   8,724,130       9.89%
  Kaya Flamboyan 9
  Curacao, Netherlands Antilles
Lionhart Investments Ltd.(5)................................   7,465,865       8.67%
  Heston Business Court
  19 Camp Road
  Wimbledon, UK SW19 4UW
Entities associated with Media Technology Ventures(6).......   5,879,723       6.91%
  One First Street, Suite 2
  Los Altos, CA 94022
Entities associated with Intel Corporation(8)...............   5,167,884       6.07%
  2200 Mission College Blvd.
  Santa Clara, CA 95052
DIRECTV Enterprises, Inc.(9)................................   4,918,953       5.52%
  2230 E. Imperial Hwy.
  El Segundo, CA 90245
MediaOne Interactive Services, Inc.(10).....................   4,705,217       5.58%
  188 Inverness Drive West, 6th Floor
  Englewood, CO 80112
Velocity Investment Partners Ltd.(7)........................   4,731,273       5.33%
  333 W. Wacker Dr., Suite 1410
  Chicago, IL 60606
Entities associated with Accel VI LP(11)....................   4,488,819       5.27%
  428 University Avenue
  Palo Alto, CA 94301
Alan S. Ramadan(12).........................................   2,361,572       2.80%
Richard H. Williams(13).....................................   2,965,623       3.52%
  P.O. Box 4281
  Incline Village, NV 89450
John Bertrand(14)...........................................   2,067,704       2.45%
  c/o Quokka Sports
  133 Long Acre
  London, England WC2E98D
Walter W. Bregman(15).......................................     525,208          *
James G. Shennan, Jr.(16)...................................   3,185,237       3.78%
  c/o Trinity Ventures V L.P.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                              NUMBER OF     PERCENT OF
                      BENEFICIAL OWNER                          SHARES        TOTAL
                      ----------------                        ----------    ----------
Barry M. Weinman(17)........................................   5,936,223       6.97%
  c/o Media Technology Ventures
Alvaro Saralegui(18)........................................   1,025,000       1.20%
Frank A. Daniels, III(19)...................................     622,843          *
Les Schmidt(20).............................................     504,839          *
Mark J. Ellis(21)...........................................     300,000          *
Michael W. Gough(22)........................................     323,125          *
Thomas Worcester(23)........................................     115,000          *
All directors and executive officers as a group (12
  persons)(24)..............................................  20,411,421      23.03%

---------------
  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 84,117,542 shares outstanding on March 2, 2001, adjusted as required by rules promulgated by the SEC.

 (2) Includes 5,521 shares owned by Union Fidelity Life Insurance Company (UFLIC), a company affiliated with GE Capital Equity Investments, Inc. (GECEI) and National Broadcasting Company, Inc. (NBC). GECEI and NBC are affiliated entities. GECEI is a subsidiary of General Electric Capital Corporation (GE Capital), GE Capital is a subsidiary of General Electric Capital Services, Inc. (GECS), and GECS is a subsidiary of General Electric Company (GE). NBC is a subsidiary of National Broadcasting Company Holding, Inc. (NBCH), and NBCH is a subsidiary of GE. UFLIC is a subsidiary of General Electric Capital Assurance Company (GECAC), GECAC is a subsidiary of GNA Corp. (GNA), GNA is a subsidiary of GE Financial Assurance Holdings, Inc. (GEFA), and GEFA is a subsidiary of GE Capital. Each of GECEI and NBC disclaim beneficial ownership of the 5,521 shares owned by UFLIC. GECEI and NBC each disclaim beneficial ownership of the shares beneficially owned by the other. Includes notes and warrants held by GECEI convertible and exercisable into 6,383,901 shares of common stock and notes and warrants held by NBC convertible and exercisable into 2,945,975 shares of common stock.

 (3) Includes notes and warrants held by Cranshire Capital, L.P. that are convertible and exercisable into 3,371,719 shares of common stock.

 (4) Includes notes and warrants held by Advantage Fund II Ltd. that are convertible and exercisable into 4,055,459 shares of common stock.

 (5) Includes notes and warrants held by Lionhart Investments Ltd. that are convertible and exercisable into 2,022,884 shares of common stock.

 (6) Includes 3,654,794 shares held by Media Technology Ventures, LP, 696,290 shares held by Media Technology Equity Partners, LP, 471,907 shares held by Media Technology Ventures Entrepreneurs Fund, LP, 48,464 shares held by Media Technology Entrepreneurs Fund II, LP and 24,477 shares held by Thomson Management Growth Fund, LP (collectively, the "MT Funds"). Includes notes and warrants convertible and exercisable into 734,395 shares by Media Technology Ventures, LP, 139,911 shares by Media Technology Equity Partners, LP, 94,826 shares by Media Technology Ventures Entrepreneurs Fund, LP, 9,740 shares held by Media Technology Entrepreneurs Fund II, LP and 4,919 shares held by Thomson Management Growth Fund, LP. Mr. Weinman, a director of Quokka, is a general partner of each of the MT Funds and, as such, may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by the MT Funds. Mr. Weinman disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

 (7) Represents notes and warrants held by Velocity Investment Partners, Inc. that are convertible and exercisable into shares of common stock.

 (8) Includes notes and warrants held by Middlefield Ventures, Inc. and convertible and exercisable into 983,791 shares of common stock. Middlefield is a wholly owned subsidiary of Intel Corporation.

 (9) Represents notes and warrants held by DIRECTV Enterprises, Inc. that are convertible and exercisable into shares of common stock.

(10) Includes warrants to purchase 153,846 shares that are currently exercisable.

(11) Includes 2,839,875 shares held by Accel VI LP, 362,834 shares held by Accel Internet Fund II LP, 240,726 shares held by Accel Investors '98 LP, 45,354 shares held by Accel Keiretsu VI LP and 16,240 shares owned by Accel Investors '99(C) LP (collectively, the "Accel Funds"). Includes notes and warrants convertible and exercisable into 800,806 shares by Accel VI LP, 102,314 shares by Accel Internet Fund II LP, 67,881 shares by Accel Investors '98 LP, and 12,789 shares by Accel Keiretsu VI LP.

(12) Includes 1,900,000 shares held by Pogmohane Partners, L.P. Mr. Ramadan, a director of Quokka, is a general partner of Pogmohane Partners, L.P. As such, Mr. Ramadan may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Pogmohane Partners, L.P. Mr. Ramadan disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Includes 300,000 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 175,001 of the shares subject to the options would be subject to a repurchase right in favor of Quokka.

(13) Includes 200,000 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 87,504 of the shares subject to the option would be subject to a repurchase right in favor of Quokka.

(14) Includes 150,000 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 87,501 of the shares subject to the option would be subject to a repurchase right in favor of Quokka. Includes an aggregate of 1,500 shares owned by Mr. Bertrand's three children.

(15) Includes 348,208 shares held in the Bregman Revocable Trust u/a/d 8/21/92, for which Mr. Bregman, a director of Quokka, serves as a trustee. Mr. Bregman disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Includes an aggregate of 15,000 shares owned by Mr. Bregman's two children. Includes 162,000 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 34,134 of the shares subject to the option would be subject to a repurchase right in favor of Quokka.

(16) Includes 2,759,534 shares held by Trinity Ventures V, LP and 160,499 shares held by Trinity V, Side-by-Side Fund, LP. Mr. Shennan, a director of Quokka until February 2001, is a general partner of Trinity Ventures V, LP and Trinity V, side-by-side fund, LP. As such, Mr. Shennan may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Trinity Ventures V, LP and Trinity V, Side-by-Side Fund, LP. Mr. Shennan disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Includes 2,501 shares owned by The Shennan Family Partnership and 15,981 shares owned by The Shennan Family Trust. Includes notes and warrants held by The Shennan Family Partnership convertible and exercisable into 196,758 shares of common stock. Includes 50,000 shares underlying currently exercisable stock options.

(17) Includes 5,879,723 shares held by MT Funds. See footnote (6) above regarding Mr. Weinman's indirect pecuniary interest in these shares. Includes 50,000 shares underlying currently exercisable stock options.

(18) Includes 1,001,472 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 595,834 shares would be subject to a repurchase right in favor of Quokka.

(19) Includes a warrant exercisable into 48,764 shares. Includes 15,000 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, none of the shares would be subject to a repurchase right in favor of Quokka.

(20) Includes 334,423 shares held in The Les Schmidt and Joanne P. Hattum Family Trust u/t/d 4/8/92, for which Mr. Schmidt, an executive officer of Quokka, serves as a trustee. Mr. Schmidt disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Includes 152,416 shares underlying currently exercisable stock options. Because Mr. Schmidt's employment with the Company terminated on January 26, 2001, these options must be exercised by April 25, 2001 or they will expire. Includes an aggregate of 18,000 shares owned in trust for the benefit of Mr. Schmidt's three children.

(21) Represents 300,000 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 193,125 shares would be subject to a repurchase right in favor of Quokka.

(22) Represents 323,125 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 150,501 shares would be subject to a repurchase right in favor of Quokka.

(23) Represents 115,000 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 76,252 shares would be subject to a repurchase right in favor of Quokka.

(24) See footnotes (12) through (23) above, as applicable. Includes 479,047 shares beneficially owned by two executive officers not listed separately as Named Executive Officers in this table. This amount includes 455,000 shares underlying currently exercisable stock options held by these two executive officers. If exercised in full within 60 days of the date of this table, 249,794 shares of the 455,000 shares would be subject to a repurchase right in favor of Quokka.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Except for Mr. Bregman, the Company has not provided cash compensation to non-employee directors solely for their services as directors. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each non-employee director of the Company also receives stock option grants under the 1999 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code (the "Code")) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

     Option grants under the Directors' Plan are non-discretionary. Upon the closing of our July 1999 initial public offering, each non-employee director was automatically granted an option to purchase 25,000 shares of common stock at an exercise price of $12.00 per share. Any individual who becomes a non-employee director after this offering will automatically receive this initial grant upon being elected to the Board of Directors. On June 1 of each year (or the next business day should such date be a legal holiday), each non-employee director or, where specified by the non-employee director, an affiliate of such director, is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 25,000 shares of common stock of the Company; provided that if any non-employee that had not served in that capacity for the entire period since the preceding June 1, then the number of shares subject to the annual grant will be reduced, pro rata, for each full quarter the person did not serve during the previous period. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is equal to the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the Directors' Plan are immediately exercisable upon grant. No option may be exercised after the expiration of three years from the date it was granted.

     In October 1997, we entered into an agreement with Mr. Bregman, under which Mr. Bregman was paid $31,000 in fiscal year 2000 and an aggregate of $96,000 from October 1997 through December 31, 2000. Prior to our initial public offering in July 1999, Mr. Bregman was compensated under the agreement at a rate of $2,000 for every board meeting attended and $500 for every committee meeting attended, if the committee meeting was held in conjunction with a board meeting. For each committee meeting not held in conjunction with a board meeting, Mr. Bregman received $1,500. Additionally, under the agreement, Mr. Bregman received an initial option grant as well as option grants in the amount of 16,000 shares each year. As of December 31, 2000, Mr. Bregman had been granted options to purchase an aggregate of 162,000 shares of our stock outside of the 1997 Equity Incentive Plan with a weighted average exercise price of $3.109 per share.

     From August 1999 through December 31, 2000, Quokka has been paying to Mr. Williams, Vice Chairman of the Board of Directors of Quokka, $11,250 per month pursuant to a consulting arrangement. In 2000, Quokka paid $124,625 to Mr. Williams under the arrangement.

     In July 2000, in connection with our acquisition of Total Sports, Inc., we entered into a consulting agreement with Mr. Daniels, effective as of the closing of the acquisition in November 2000. Pursuant to the agreement, we pay Mr. Daniels $8,000 per month for services expected to continue through March 2001. In 2000, Quokka paid $12,000 to Mr. Daniels under the agreement.

COMPENSATION OF EXECUTIVE OFFICERS

     As permitted by the rules promulgated by the SEC, the following table shows for the fiscal years ended December 31, 1998, 1999 and 2000, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2000 (the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                                              LONG-TERM
                                                                            COMPENSATION
                                            ANNUAL COMPENSATION               AWARDS(2)
                                       -----------------------------   -----------------------
                                                              OTHER
                                                             ANNUAL    RESTRICTED   SECURITIES   ALL OTHER
                                                             COMPEN-     STOCK      UNDERLYING    COMPEN-
                                        SALARY     BONUS     SATION      AWARDS      OPTIONS/     SATION
 NAME AND PRINCIPAL POSITION   YEAR      ($)        ($)        ($)        ($)        SARS (#)     ($)(3)
 ---------------------------   ----    --------   --------   -------   ----------   ----------   ---------
Alan Ramadan(4)..............  2000    $304,167         --     --         --               --         --
  President and                1999    $250,000         --     --         --          300,000         --
  Chief Executive Officer      1998    $214,583         --     --         --               --         --
Alvaro Saralegui(4)..........  2000    $275,000         --     --         --           25,000         --
  President and Chief
     Executive                 1999    $206,250         --     --         --        1,000,000         --
  Officer/Chief Operating      1998          --         --     --         --               --         --
  Officer
Les Schmidt(5)...............  2000    $265,000   $ 20,000     --         --           25,000     $2,825
  Executive Vice President     1999    $234,256   $ 25,000     --         --          250,000         --
  and Chief Financial          1998    $172,051         --     --         --          200,000         --
  Officer
Michael W. Gough(6)..........  2000    $262,500         --     --         --           35,000     $3,147
  Chief Creative Officer and   1999    $300,521         --     --         --          200,000         --
  Executive Producer           1998    $162,083   $ 15,500     --         --               --         --
Mark J. Ellis(7).............  2000    $188,333   $230,000     --         --          150,000     $2,825
  Senior Vice President,
     Sales                     1999    $100,000   $100,220     --         --          150,000         --
                               1998          --         --     --         --               --         --
Thomas Worcester(8)..........  2000    $186,932   $157,500     --         --           15,000     $2,654
  Vice President, Sales        1999    $150,000   $ 17,500     --         --           75,000         --
  and Corporate Partnerships   1998          --         --     --         --               --         --

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.

(2) See the table under "Option Grants in Last Fiscal Year" for a detailed description of the 2000 option grants. All option grants in this table were granted under our 1997 Equity Incentive Plan, have a term of 10 years and vest as to 1/48 of the shares on a monthly basis from the date of grant. The exercise price per share of each option was equal to the fair market value of the common stock as determined by the Board of Directors on the date of grant.

(3) Represents the Company's matching of 401(k) contributions by the named individual.

(4) Mr. Ramadan served as the Company's President and Chief Executive Officer from August 1996 until October 2000. Mr. Saralegui joined the Company in April 1999 as Chief Operating Officer and was promoted to President and Chief Executive Officer in October 2000.

(5) Les Schmidt joined the Company in February 1998 as our Senior Vice President, Quokka Productions, Chief Financial Officer and Secretary and was promoted to Executive Vice President, Chief Financial Officer and Secretary in February 1999. Mr. Schmidt's employment with the Company terminated effective January 26, 2001.

(6) Mr. Gough joined the Company in July 1997 as Vice President, Design and Creative Director and was promoted to his current position in September 1998.

(7) Mr. Ellis joined the Company in May 1999 as Vice President, Sales and was promoted to his current positions in April 2000.

(8) Mr. Worcester joined the Company in March 1999 as Vice President, Advertising and Sponsorship for NBC/Quokka Ventures, LLC and was promoted to his current position in January 1, 2001.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1997 Equity Incentive Plan. As of March 1, 2001, options to purchase a total of 8,318,035 shares were outstanding under the Incentive Plan and options to purchase 6,859,508 shares remained available for grant thereunder. In the event of certain changes in control, all outstanding options under the incentive plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for these awards, the vesting provisions of these stock awards will be accelerated and these stock awards will be terminated upon the change in control if not previously exercised. In the event of an acquisition under Section 13(d) or 14(d) of the Securities Exchange Act of 1934 of securities representing at least 50% of our combined voting power, the vesting provisions of stock awards will either be assumed, continued or substituted by the Company (or a controlling affiliate of the Company) or accelerated immediately upon the occurrence of such event and such stock awards will be terminated upon such acquisition if not previously exercised. The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                                ----------------------------                  VALUE AT ASSUMED
                                   NUMBER        % OF TOTAL                                    ANNUAL RATES OF
                                OF SECURITIES   OPTIONS/SARS                                     STOCK PRICE
                                 UNDERLYING      GRANTED TO                                   APPRECIATION FOR
                                OPTIONS/SARS     EMPLOYEES       EXERCISE                      OPTION TERM(4)
                                   GRANTED       IN FISCAL     OR BASE PRICE   EXPIRATION   ---------------------
             NAME                  (#)(1)         YEAR(2)        ($/SH)(3)        DATE        5%($)      10%($)
             ----               -------------   ------------   -------------   ----------   ---------   ---------
Alan Ramadan..................           0            0
Alvaro Saralegui..............      25,000          0.5%           5.125        4/19/10       80,577     204,198
Les Schmidt...................      25,000          0.5%           5.125        4/19/10       80,577     204,198
Michael W. Gough..............      35,000          0.6%           5.125        4/19/10      112,808     285,878
Mark J. Ellis.................      50,000          0.9%          10.750        2/24/10      338,031     856,637
                                   100,000          1.8%           5.125        4/19/10      322,309     816,793
Thomas Worcester..............      15,000          0.3%           5.125        4/19/10       48,346     112,519

---------------
(1) Each of the options was granted under our 1997 Equity Incentive Plan ten years before the expiration date referenced and terminates on the expiration date, subject to earlier termination upon the occurrence of events related to termination of employment. All options referenced in this table are immediately exercisable to the extent permitted under applicable regulations of the Internal Revenue Service and any unvested shares issued pursuant to early exercise provisions are subject to a repurchase option in favor of the Company at the original exercise price upon the termination of employment. Mr. Schmidt terminated his employment with the Company on January 26, 2001. As such all options held by Mr. Schmidt on that date which had not vested were immediately terminated. Mr. Schmidt has until April 25, 2001 to exercise the options which had vested at January 26, 2001. The options granted on April 19, 2000 vest as to 1/4 of the shares every six months.

(2) Based on an aggregate of 5,515,909 shares subject to options granted to our employees in 2000, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the common stock as determined by the board on the date of grant.

(4) The potential realizable value is based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect Quokka's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Quokka's common stock and no gain to the optionee is possible unless the stock price increases over the option term. These amounts are computed by (a) multiplying the number of shares of common stock subject to a given option by the closing price of our common stock on the date of the option grant, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

AGGREGATED OPTION/SAR EXERCISES IN 2000, AND YEAR-END OPTION VALUES AT DECEMBER
                                    31, 2000

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                   SHARES                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                  ACQUIRED      VALUE       DECEMBER 31, 2000(#)(1)       DECEMBER 31, 2000($)(2)
                                 ON EXERCISE   REALIZED   ---------------------------   ---------------------------
             NAME                  (#)(3)       ($)(4)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Alan Ramadan...................         0            0       300,000         --               --           --
Alvaro Saralegui...............    11,674       51,468     1,001,472         --               --           --
Les Schmidt(5).................    35,000       96,250       404,500         --            8,313           --
Michael W. Gough...............         0            0       323,125         --            5,508           --
Mark J. Ellis..................         0            0       300,000         --               --           --
Thomas Worcester...............         0            0        29,998         --               --           --

---------------
(1) Options may be exercised immediately under early exercise provisions contained in option agreements. Any unvested shares issued under such early exercise provisions are subject to a repurchase option in favor of the company upon termination of employment. Such repurchase option terminates at a rate reflecting the vesting schedule of the underlying option.

(2) Based on the difference between the exercise price and the fair market value of the common stock at close of market on December 31, 2000, which was $0.5625.

(3) Mr. Saralegui exercised his shares on January 5, 2000 at a strike price of $8.50 per share (with a fair market value of $12.875 at the time of exercise) and Mr. Schmidt exercised his shares on October 4, 2000 at a strike price of $0.50 per share (with a fair market value of $3.25 at the time of exercise). The fair market value for purposes of this calculation is equal to the closing bid price on the trading day prior to date of exercise.

(4) Based on the fair market value of the common stock at the time of exercise, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

(5) Mr. Schmidt terminated his employment with the Company as of January 26, 2001. Unvested options to purchase 252,916 shares were cancelled as of this date. Mr. Schmidt may exercise his vested options for 152,416 shares on or before April 25, 2001.

             EMPLOYMENT SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

     In April 1999, we entered into a key employee agreement with Mr. Saralegui, under which Mr. Saralegui was compensated at a rate of $275,000 per year, paid on a semi-monthly basis. The agreement also provides for a stock option grant, pursuant to our 1997 Equity Incentive Plan, for the purchase of 1,000,000 shares our common stock at an exercise price of $8.50 per share. To the extent permissible under applicable IRS rules, this grant will be an incentive stock option grant. In the event Mr. Saralegui is terminated without cause, he is entitled to receive from us an amount equal to 12 months of his base salary as well as acceleration of a portion of his unvested options under certain circumstances.

     In January 2000, Quokka entered into an employee agreement with Mr. Gough, under which Mr. Gough is compensated as a rate of $250,000 per year, paid on a semi-monthly basis. Mr. Gough's employment with Quokka is on an at-will basis. The agreement does not provide for severance payments should Mr. Gough be terminated by Quokka.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     Please note: The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

     The compensation committee of the Board of Directors is currently composed of two non-employee directors: Messrs. Bregman and Weinman (chairman of the committee) and Mr. Williams, who is an employee of the Quokka.

     The compensation committee is responsible for establishing the Company's overall compensation programs for all its employees, including its executives. In addition, the compensation committee is responsible for evaluating the performance of the Company's executive officers and for establishing the components and levels of their compensation. The compensation committee also administers the Company's 1997 Equity Incentive Plan, with responsibility for determining the awards to be made under the plan to the Company's executive officers and certain other eligible individuals. The Board of Directors has given independent authority to Mr. Saralegui to approve the grant and acceleration of stock options under the 1997 Equity Incentive Plan to employees below the senior vice president level, as long as the grants are made within compensation committee guidelines. The Board of Directors has also given independent authority to Messrs. Saralegui and Williams to approve stock option grants under the 1997 Equity Incentive Plan to employees below the senior vice president level outside of the compensation committee guidelines.

     The compensation committee reviews compensation programs for executive officers in the fall of each year, with most changes to such compensation programs commencing at the beginning of the following year.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company's progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

     - The Company pays competitively with comparable technology and media companies, both inside and outside its industry, with which the Company competes for talent. To ensure that compensation is competitive, the Company compares its practices with technology companies and uses these parameters to determine executive compensation.

     - Because the Company is not yet profitable, the Company provides no or limited short-term incentives such as cash bonuses. When limited cash bonuses are awarded, they are designed to acknowledge individual performance and to generate rewards that bring total compensation to competitive levels.

     - The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees. In connection with this philosophy, the Company currently takes into consideration the equity of the Company held by an executive officer and accordingly certain officers may receive smaller compensation packages than other officers of the Company with comparable responsibilities.

BASIS FOR DETERMINING COMPETITIVE COMPENSATION

     In reviewing competitive pay practices for the purposes of establishing salary, bonus and option increases to be effective at the beginning of 2001, the compensation committee reviewed information on the 2000 compensation levels of executive officers of a blend of companies similar in business to the Company in the technology, media and broadcast, print and publishing and e-commerce-related industries. The ownership structure of the pool of companies in these industries were distributed among the following: public companies owned or controlled by a parent company; independent public companies; private companies owned or controlled by a parent company; and independent private companies. These companies were not identical to the companies used in the performance graph. For purposes of setting the salary, bonus and option components of the compensation program for 2000, similar information was reviewed by the compensation committee throughout 2000 and related information regarding private company practices in these sectors was reviewed in the fall of 1999.

2000 EXECUTIVE COMPENSATION

     Base Salary. The committee annually reviews each executive officer's base salary. When reviewing base salaries, the committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge, equity position in the Company and competitive pay practices. In general, the Company sets its salaries for executive officers, including the CEO, at about the seventy-fifth percentile of the range of salaries paid by the companies referred to above. Based on the information reviewed, the committee determined to increase base salaries for the Company's executive officers and accordingly base salaries for executive officers were increased by an average of approximately 20% for 2000 compared to 1999.

     Cash Incentive Compensation. In accordance with its compensation philosophy, the Company does not have a formal cash bonus program for executive officers. In 2000, only the Company's Executive Vice President and Chief Financial Officer, Senior Vice President, Sales, and Vice President, Sales and Corporate Partnership received a cash bonus.

     Long-Term Incentives. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to bring an executive's equity position in line with the Company's overall compensation philosophy. The committee may also grant additional stock options to executives to continue to retain such executives and to provide additional long-term incentives. The number of shares subject to each stock option granted is based upon anticipated future contribution, past performance, levels of responsibility, prior experience, breadth of knowledge and competitive option practices as well as the current equity position of the executive. As described above however, an executive's existing equity in the Company may result in options being set at a lower level. Stock options generally become exercisable over a four-year or five-year period and are granted at a price that is equal to the fair market value of the Company's common stock on the date of grant. In 2000, stock options were granted, at the committee's discretion, to two executive officers who were not Named Executive Officers and to five of the six Named Executive Officers, as either incentives for these individuals to become employees or as adjustments in response to competitive practices.

CORPORATE PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Ramadan's base salary at the beginning of 2000 as President and Chief Executive Officer was $300,000, reflecting a $50,000 increase from 1999. This increase was approved by the committee in 1999 and effected on December 1, 1999. The committee uses the same procedures described above for the other executive officers in setting the annual base salary, cash bonus and stock option awards for the Chief Executive Officer. In particular, in evaluating Mr. Ramadan's base salary and stock option awards, the committee considered individual and corporate performance, level of responsibility, prior experience, breadth of knowledge, equity position in the Company and competitive pay practices. Mr. Ramadan's overall compensation was not specifically tied to any particular financial performance criteria, although the committee did take into consideration the milestone marked by the Company's initial public offering of its common stock and the added responsibilities relating thereto. The committee believes Mr. Ramadan's total compensation for 2000 was appropriate given the Company's size and financial performance at that time.

     In October 2000, Mr. Ramadan became the chairman of Quokka's Board of Directors and Mr. Saralegui became the Company's new president and chief executive officer. The committee met in October 2000, to determine Mr. Saralegui's compensation as president and chief executive officer. Using the same procedures as described for Mr. Ramadan, the committee approved an annualized salary of $350,000 for the remainder of fiscal year 2000.

LIMITATION ON DEDUCTION OF COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The compensation committee has determined that stock options granted under the Company's 1997 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation." Provisions contained in the 1997 Equity Incentive Plan, which has been approved by the Company's stockholders, allow any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company.

     From the members of the compensation committee of Quokka Sports, Inc.

                                          Barry M. Weinman (Chairman)
                                          Richard H. Williams
                                          Walter W. Bregman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 2000, none of the members of the compensation committee of the board of directors was an officer or employee of Quokka. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

    REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (MARCH 9, 2001)

     Please note: This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The audit committee of the Board of Directors of Quokka Sports, Inc. is composed of two directors appointed by the Board of Directors (one of which is independent under applicable NASD rules) and operates under a written charter adopted by the Board of Directors in fiscal 2000 (see Appendix A to this Proxy Statement). The members of the audit committee are Mr. Weinman (Chairman of the committee) and Mr. Bregman. The audit committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants.

     Management is responsible for the Company's internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Company's legal and ethics programs. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuance of a report thereon. The audit committee's responsibility is to monitor and oversee these processes and report its findings to the full Board.

     In this context, the audit committee has met and held discussions separately and jointly with each of management, the Company's internal auditors and the independent accountants. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     In connection with new standards for independence of the Company's external auditors promulgated by the Securities and Exchange Commission, during the Company's 2001 fiscal year the audit committee will undertake to consider in advance of the provision of any non-audit services by the Company's independent accountants whether the provision of such services is compatible with maintaining the independence of the Company's external auditors.

     The Company's independent accountants also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), and the audit committee discussed with the independent accountants that firm's independence.

     Based on the audit committee's discussion with management and the independent accountants and the audit committee's review of the representation of management and the report of the independent accountants to the audit committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

          Barry M. Weinman (Chairman)               Walter W. Bregman

                       PERFORMANCE MEASUREMENT COMPARISON

     Please note: this Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

     The following graph shows the total stockholder return of an investment of $100 in cash on July 28, 1999 (the date public trading commenced in the Company's common stock) for (i) the Company's Common Stock, (ii) the Russell 2000 index and (iii) the JP Morgan H&Q Internet Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN*
               AMONG QUOKKA SPORTS, INC., THE RUSSELL 2000 INDEX
                      AND THE JP MORGAN H&Q INTERNET INDEX

                        QUOKKA SPORTS PERFORMANCE CHART

* $100 invested on 7/28/99 in stock or index -- including reinvestment of dividends.
  Fiscal year ending December 31.

                              CERTAIN TRANSACTIONS

     Pursuant to an amended and restated investors' rights agreement dated September 15, 2000 between Quokka and certain investors, the investors have certain registration rights for the shares of common stock held by them, or subject to acquisition upon exercise of certain warrants.

     In April 1999, Quokka entered into a trial agreement with MediaOne Interactive Services, Inc., a holder of more than five percent of Quokka's outstanding capital stock. Under this agreement, Quokka and MediaOne are working together to implement and test streaming media over the MediaOne cable modem infrastructure. In connection with this agreement, Quokka has issued warrants to MediaOne to purchase 153,846 shares of Quokka's preferred stock at an exercise price of $3.25 per share. These warrants will expire in April 2009 if not earlier exercised.

     In September 1999, Quokka entered into a Memorandum of Agreement with Intel, a holder of more than five percent of Quokka's outstanding capital stock, relating to the provision of $25.0 million of sponsorship and advertising services by Quokka to Intel, and the provision of an aggregate of $35.0 million of development, promotional and hosting services by Intel to Quokka.

     Since August 1999, Quokka has been paying to Mr. Williams, Vice Chairman of the Board of Directors, $11,250 per month pursuant to a consulting arrangement. In 2000, Quokka paid $124,625 to Mr. Williams under the arrangement. As of January 1, 2001, this consulting agreement was terminated as Mr. Williams became an employee of Quokka and is being paid an annual salary of $300,000.

     In June 2000, Quokka entered into a Purchase Agreement and Plan or Reorganization with members holding approximately 71% of Golf.com L.L.C., which includes MediaOne Interactive Services, Inc., a holder of more than five percent of Quokka's outstanding common stock.

     In June 2000, Quokka entered into a Amended and Restated Operating Agreement of Golf.com L.L.C. with NBC-Golf.com Holding, Inc. Under this agreement, National Broadcasting Company, Inc., an entity affiliated with General Electric, a holder of more than five percent of Quokka's outstanding common stock, is granted a right as of October 3, 2002, to purchase Quokka common stock.

     In August 2000, Quokka entered into a Warrant Issuance Agreement with National Broadcasting Company, Inc., an entity affiliated with General Electric, a holder of more than five percent of Quokka's outstanding common stock, pursuant to which Quokka issued to National Broadcasting Company, Inc. a warrant to purchase 10.0 million shares of Quokka common stock. The shares are exercisable in three equal traunches, with the first traunch becoming exercisable as of June 21, 2001.

     In July 2000, Quokka entered into an Agreement and Plan of Merger and Reorganization with Total Sports, Inc. for the acquisition of Total Sports. Pursuant to the Agreement and Plan of Merger and Reorganization and other ancillary documents, Frank A. Daniels, III, the Chairman of Total Sports, was elected to our Board of Directors in November 2000. Additionally, we entered into a Consulting Agreement with Mr. Daniels in July 2000 and effective as of the closing of the acquisition of Total Sports in November 2000, pursuant to which we pay Mr. Daniels $8,000 per month for services. In 2000, Quokka made no payments to Mr. Daniels under the agreement.

     In September 2000, Quokka entered into a Note Purchase Agreement with investors, including the following entities who are affiliated with holders of more than five percent of Quokka common stock: entities affiliated with Accel VI L.P., an entity affiliated with Intel Corporation, entities affiliated with MediaOne Interactive Services, Inc. and entities affiliated with Media Technology Ventures. Pursuant to the Note Purchase Agreement, Quokka issued to each of the purchasers a 7.0% convertible subordinated promissory note and a warrant to purchase Quokka's common stock. In February 2001, Quokka restructured the Note Purchase Agreement and related documents. In relation to this restructuring, Quokka purchased pro rata from the existing noteholders an aggregate of $24.0 million of the approximately $76.0 million of the 7.0% convertible subordinated promissory notes, including accrued interest, outstanding as of February 22, 2001, at a price of $0.50 per $1.00 par amount of the notes. In relation to this purchase, Quokka amended the 7.0% convertible subordinated promissory notes and reissued amended 7.0% convertible promissory notes, series A-1. As a part of the restructuring, Quokka also issued to each of the noteholders 7.0% series A senior convertible preferred stock. The warrants issued to the noteholders in September 2000 were not effected by the restructuring in February 2001.

     As a part of Quokka's private placement that was completed in September 2000 and restructured in February 2001, entities who are affiliated with holders of more than five percent of Quokka common stock received the following securities:

     - Entities affiliated with Accel VI L.P. acquired a warrant exercisable for 36,250 shares of our common stock. Of the original promissory notes issued to entities affiliated with Accel VI L.P., $327,118.28 of the original face amount plus accrued interest was repurchased by Quokka for $163,559.14 in cash and the entities were issued amended notes with an aggregate face amount of $709,702.63. The entities affiliated with Accel VI L.P. were also issued 545.20 shares of 7.0% series A senior convertible preferred stock.

     - The entity affiliated with Intel Corporation acquired a warrant exercisable for 36,250 shares of our common stock. Of the original promissory note issued to the entity affiliated with Intel Corporation, $327,118.28 of the original face amount plus accrued interest was repurchased by Quokka for $163,559.14 in cash and the entity was issued an amended note with an aggregate face amount of $709,702.63. The entity affiliated with Intel Corporation was also issued 545.20 shares of 7.0% series A senior convertible preferred stock.

     - Entities affiliated with Media Technology Ventures acquired a warrant exercisable for 36,250 shares of our common stock. Of the original promissory notes issued to entities affiliated with Media Technology Ventures, $327,118.28 of the original face amount plus accrued interest was repurchased by Quokka for $163,559.14 in cash and the entities were issued amended notes with an aggregate face amount of $709,702.63. The entities affiliated with Media Technology Ventures were also issued
       545.20 shares of 7.0% series A senior convertible preferred stock.

     - Barry M. Weinman is affiliated with Media Technology Ventures and its affiliates.

     As a result of the securities issued in the private placement that was completed in September 2000 and restructured in February 2001 and, in some cases, the partial conversion of the original 7.0% promissory notes issued in September 2000, certain entities became holders of more than five percent of Quokka common stock:

     - Entities affiliated with General Electric acquired warrants exercisable for 453,125 shares of our common stock. Of the original promissory notes issued to entities affiliated with General Electric, $4,088,978.62 of the original face amount plus accrued interest was repurchased by Quokka for $2,044,489.31 in cash and the entities were issued amended notes with an aggregate face amount of $8,871,282.85. The entities affiliated with General Electric were also issued 6,814.96 shares of 7.0% series A senior convertible preferred stock.

     - Cranshire Capital, L.P. acquired a warrant exercisable for 253,750 shares of our common stock. Of the original promissory note issued to Cranshire Capital, L.P., $1,862,659.68 of the original face amount plus accrued interest was repurchased by Quokka for $931,329.84 in cash and Cranshire Capital, L.P. was issued an amended note with a face amount of $4,041,151.20. Cranshire Capital, L.P. was also issued 3,104.43 shares of 7.0% series A senior convertible preferred stock.

     - Advantage Fund II Ltd. acquired a warrant exercisable for 181,250 shares of our common stock. Of the original promissory note issued to Advantage Fund II Ltd., $1,337,488.68 of the original face amount plus accrued interest was repurchased by Quokka for $668,744.34 in cash and Advantage Fund II Ltd. was issued an amended note with a face amount of $2,901,761.39. Advantage Fund II Ltd. was also issued 2,229.15 shares of 7.0% series A senior convertible preferred stock.

     - Lionhart Investments Ltd. acquired a warrant exercisable for 108,750 shares of our common stock. Of the original promissory note issued to Lionhart Investments Ltd., $660,814.24 of the original face amount plus accrued interest was repurchased by Quokka for $330,407.12 in cash and Lionhart

       Investments Ltd. was issued an amended note with a face amount of $1,433,675.90. Lionhart Investments Ltd. was also issued 1,101.36 shares of 7.0% series A senior convertible preferred stock.

     - Velocity Investment Partners Ltd. acquired a warrant exercisable for 181,250 shares of our common stock. Of the original promissory note issued to Velocity Investment Partners Ltd., $1,570,798.98 of the original face amount plus accrued interest was repurchased by Quokka for $785,399.49 in cash and Velocity Investment Partners Ltd. was issued an amended note with a face amount of $3,407,941.99. Velocity Investment Partners Ltd. was also issued 2,618.00 shares of 7.0% series A senior convertible preferred stock.

     - DIRECTV Enterprises, Inc. acquired a warrant exercisable for 181,250 shares of our common stock. Of the original promissory note issued to DIRECTV Enterprises, Inc., $1,635,591.44 of the original face amount plus accrued interest was repurchased by Quokka for $817,795.72 in cash and DIRECTV Enterprises, Inc. was issued an amended note with a face amount of $3,548,513.14. DIRECTV Enterprises, Inc. was also issued 2,725.99 shares of 7.0% series A senior convertible preferred stock.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Paul Startz

                                          Paul Startz
                                          Secretary

March 22, 2001

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, QUOKKA SPORTS, INC., 525 BRANNAN STREET, SAN FRANCISCO, CA 94107.

                                                                      APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF

                              QUOKKA SPORTS, INC.

PURPOSE AND POLICY

     The Audit Committee shall provide assistance and guidance to the Board of Directors of the Company in fulfilling its oversight responsibilities to the Company's stockholders with respect to the Company's corporate accounting and reporting practices as well as the quality and integrity of the Company's financial statements and reports. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee and the independent auditors, and the Company's financial management.

COMPOSITION AND ORGANIZATION

     The Audit Committee shall consist of at least three members of the Board of Directors. The members of the Audit Committee shall satisfy the independence and experience requirements of the Nasdaq National Market.

     The Audit Committee shall hold such regular or special meetings at least four times per year and as its members shall deem necessary or appropriate. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company promptly after each meeting. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

RESPONSIBILITIES

     In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To implement the policy of the Audit Committee, the Committee shall be charged with the following functions:

          1. To recommend annually to the Board of Directors the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year, which firm is ultimately accountable to the Audit Committee and the Board, as representatives of the Company's stockholders.

          2. To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefor, and all other matters the Audit Committee deems appropriate.

          3. To evaluate, together with the Board, the performance of the independent auditors and, if so determined by the Audit Committee, to recommend that the Board replace the independent auditors.

          4. To receive written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the auditors any disclosed relationships or services that could affect the auditors' objectivity and independence and otherwise to take, and if so determined by the Audit Committee, to recommend that the Board take, appropriate action to oversee the independence of the auditors.

          5. To review, upon completion of the audit, the financial statements and make a recommendation to the Board as to whether such financial statements should be approved for inclusion in the Company's Annual Report on Form 10-K.

          6. To discuss with the independent auditors the results of the annual audit and the review of interim financial statements including the auditors' assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the independent auditors under generally accepted accounting standards.

          7. To evaluate the cooperation received by the independent auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information.

          8. To confer with the independent auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.

          9. To confer with the independent auditors and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee.

          10. To review with counsel any significant regulatory or other legal matters that could have a material impact on the Company's financial statements, compliance programs and policies, if, in the judgment of the Audit Committee, such review is necessary or appropriate.]

          11. To review the results of management's efforts to monitor compliance with the Company's programs and policies designed to ensure adherence to applicable laws and regulations.

          12. To investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate.

          13. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          14. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

          15. To report to the Board of Directors from time to time or whenever it shall be called upon to do so.

          16. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

                                   DETACH HERE

                                     PROXY
                              QUOKKA SPORTS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 12, 2001


      The undersigned hereby appoints Alvaro Saralegui and Paul Startz and each of them as attorneys and proxies of the undersigned with full power of substitution to vote all of the shares of stock of Quokka Sports, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Quokka Sports, Inc. to be held at the Company's Corporate Headquarters located at 525 Brannan Street, San Francisco, California, on April 12, 2001 at 9:00 AM local time, and at any and all postponements, continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

      UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

-----------                                                         -----------
SEE REVERSE                                                         SEE REVERSE
    SIDE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE     SIDE
-----------                                                         -----------

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
-----------------                                              ----------------
VOTE BY TELEPHONE                                              VOTE BY INTERNET
-----------------                                              -----------------

It's fast, convenient, and immediate!                          It's fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone                           immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

---------------------------------------------------            ------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:                                  FOLLOW THESE FOUR EASY STEPS:

1. READ THE ACCOMPANYING PROXY STATEMENT AND                   1. READ THE ACCOMPANYING PROXY STATEMENT AND
   PROXY CARD.                                                    PROXY CARD.

2. CALL THE TOLL-FREE NUMBER                                   2. GO TO THE WEBSITE
   1-877-PRX-VOTE (1-877-779-8683).                               http://www.eproxyvote.com/qkka

3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER                    3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER
   LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.                    LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4. FOLLOW THE RECORDED INSTRUCTIONS.                           4. FOLLOW THE INSTRUCTIONS PROVIDED.
---------------------------------------------------            ------------------------------------------------

YOUR VOTE IS IMPORTANT!                                        YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                                   Go to http://www.eproxyvote.com/qkka anytime!


                  DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


ZQOS9A                                        DETACH HERE


[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR              MANAGEMENT RECOMMENDS A VOTE FOR
DIRECTOR LISTED BELOW.                                        PROPOSALS 2, 3 AND 4.
                                                                                                               FOR  AGAINST  ABSTAIN

1. To elect one director to hold office                       2. To approve an amendment to the Company's      [ ]    [ ]     [ ]
   until the 2004 Annual Meeting of                              Amended and Restated Certificate of
   Stockholders.                                                 Incorporation to effect a stock combination
                                                                 (reverse stock split) pursuant to which
   NOMINEES: Walter W. Bregman.                                  every 50 shares of outstanding Common
                                                                 Stock would be reclassified into one share
                                         MARK HERE               of Common Stock.
       FOR                   WITHHELD    IF YOU PLAN  [ ]                                                      FOR  AGAINST  ABSTAIN
       THE    [ ]       [ ]  FROM THE    TO ATTEND            3. To approve an amendment to the Company's      [ ]    [ ]      [ ]
     NOMINEES                NOMINEES    THE MEETING             Amended and Restated Certificate of
                                                                 Incorporation to decrease the authorized
                                         MARK HERE               number of shares of Common Stock from
                                         FOR ADDRESS  [ ]        250,000,000 to 10,000,000 shares.
                                                                                                               FOR  AGAINST  ABSTAIN

                                         CHANGE AND           4. To ratify selection of PricewaterhouseCoopers  [ ]    [ ]     [ ]
                                         NOTE BELOW              LLP as independent accountants of the Company
                                                                 for its fiscal year ending December 31, 2001.

    [ ]
       --------------------------------------
       For the nominees except as noted above



                                                              Please sign exactly as your name appears
                                                              hereon. If the stock is registered in the
                                                              names of two or more persons, each should
                                                              sign. Executors, administrators, trustees,
                                                              guardians and attorneys-in-fact should add
                                                              their titles. If signer is a corporation,
                                                              please give full corporate name and have a
                                                              duly authorized officer sign, stating title.
                                                              If signer is a partnership, please sign in
                                                              partnership name by authorized person.


                                                              PLEASE VOTE, DATE AND PROMPTLY RETURN THIS
                                                              PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH
                                                              IS POSTAGE PREPAID IF MAILED IN THE UNITED
                                                              STATES.


Signature:________________________________ Date:____________ Signature:__________________________________ Date:_________
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